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EXHIBIT 24(b) 1(b)

                           THE STRATTON FUNDS, INC.

                           ARTICLES SUPPLEMENTARY TO
                           ARTICLES OF INCORPORATION

     The Stratton Funds, Inc, a Maryland Corporation its principal office of the Corporation in this State is c/o The Corporation Trust, Incorporated, 300 East Lombard Street, Baltimore, MD 21202. The name of the resident agent of the Corporation in this state is The Corporation Trust, Incorporated a corporation of this state and the post office address of the resident agent is c/o The Corporation Trust, Incorporated, 300 East Lombard Street, Baltimore, MD 21202.

     FIRST: The total number of shares of stock which the Corporation has authority to issue is One Billion (1,000,000,000) shares of stock, with a par value of one-tenth of one cent ($.001) per share, to be known and designated as Common Stock, such shares of Common Stock having an aggregate par value of One Million Dollars ($1,000,000).

     SECOND: The shares of the Stratton Special Value Fund class has been classified by the Board of Directors pursuant to authority contained in the Articles of Incorporation of the Corporation.

     THIRD: The Board of Directors of the Corporation, at a meeting held on December 9, 1997 adopted resolutions designating of such One Billion (1,000,000,000 ) shares of common stock as follows: Two Hundred Million (200,000,000) shares of Class B common stock representing interests in Stratton Special Value Fund.

     FOURTH: The shares of the Stratton Special Value Fund class shall have the same preferences, conversion or other rights, voting powers, restrictions and limitations as to dividends, qualifications, or terms or conditions of redemption, as set forth in the Articles of Incorporation of the Corporation.

     FIFTH: The Corporation was formed to operate as a management investment company under the Investment Company Act of 1940 and to exercise and enjoy all of the powers, rights and privileges granted to, or conferred upon, corporations by the General Laws of the State of Maryland now or hereafter in force.

     SIXTH: These Articles Supplementary shall become effective at 5:00 p.m. on December 31, 1997.

     IN WITNESS WHEREOF, The Stratton Funds, Inc. has caused these Articles Supplementary to be signed in its name and on its behalf by its President and attested by its Secretary on this 9th day of December, 1997.


The Stratton Funds, Inc.                 ATTEST:


By: /s/ Frank H. Reichel, III            /s/ Patricia L. Sloan
   ----------------------------          -------------------------------
  Frank H. Reichel III, President        Patricia L. Sloan, Secretary